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Exhibit 3.5

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
VISTULA COMMUNICATIONS SERVICES, INC.

        Vistula Communications Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of said corporation has adopted at a meeting of the Board of Directors the following resolution:

RESOLVED:	That the Board of Directors deems it advisable and in the best interest of the Company that the Company's Certificate of Incorporation, as amended, be further amended (the "Charter Amendment") by deleting Article FOURTH in its entirety and replacing it with the Article FOURTH attached to the minutes of this meeting as Exhibit A.

        SECOND: That the Charter Amendment has been consented to and authorized by the holders of a majority of the issued and outstanding shares of capital stock of the Company by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

        THIRD: That written notice of the Charter Amendment has been or will be given promptly to the holders of outstanding capital stock of the Company who did not consent in writing to its adoption in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

        FOURTH: That the Charter Amendment was duly adopted in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Rupert Galliers-Pratt, its Chairman, President and CEO, this 20thday of July, 2004.

By:	/s/ RUPERT GALLIERS-PRATT Rupert Galliers-Pratt Chairman, President and CEO

Exhibit A

        FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 110,000,000, consisting of (i) 100,000,000 shares of Common Stock, $.001 par value per share ("Common Stock"), and (ii) 10,000,000 shares of Preferred Stock, $.001 par value per share ("Preferred Stock").

        The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation:

A.    COMMON STOCK.

        a)    General.    The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

        b)    Voting.    The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation. There shall be no cumulative voting.

        c)    Dividends.    Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

        d)    Liquidation.    Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential liquidation rights of any then outstanding Preferred Stock.

B.    PREFERRED STOCK.

        Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. No share of Preferred Stock that is redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided herein or by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided herein, in any such resolution or resolutions, or by law.

        Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided by law or by this Amended and Restated Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of the Amended and Restated Certificate of Incorporation, any right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

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  Exhibit 3.5